EXHIBIT 99.1

N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

FOR IMMEDIATE RELEASE

JANUARY 17, 2006

CONTACTS:

JEFFREY L. MOBLEY, CFA VICE PRESIDENT INVESTOR RELATIONS AND RESEARCH (405) 767-4763	MARC ROWLAND EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER (405) 879-9232

CHESAPEAKE ENERGY CORPORATION ANNOUNCES COMPLETED AND PENDING ACQUISITIONS OF OIL AND NATURAL GAS PROPERTIES FROM PRIVATE SELLERS FOR $796 MILLION; CHESAPEAKE ALSO AGREES

TO ACQUIRE 13 DRILLING RIGS FOR $150 MILLION

E&P Transactions Include Production of 54 Mmcfe per Day and 660 Bcfe of Internally Estimated Reserves, Consisting of 264 Bcfe of Proved Reserves and 396 Bcfe

of Probable and Possible Reserves

Other Acquisition of Privately-Held Martex Drilling Company, L.L.P.,

Owner of 13 Drilling Rigs, for $150 Million; Chesapeake’s Drilling

Rig Fleet Expected to Reach 60 Rigs by Year-End 2006

OKLAHOMA CITY, OKLAHOMA, JANUARY 17, 2006 – Chesapeake Energy Corporation (CHK:NYSE) today announced that it has entered into agreements with seven private companies to acquire oil and natural gas assets located in its Barnett Shale, South Texas, Permian Basin, Mid-Continent and East Texas regions for an aggregate purchase price of approximately $796 million in cash. Through these transactions, Chesapeake anticipates acquiring 54 million cubic feet of natural gas equivalent (mmcfe) production per day and an internally estimated 660 billion cubic feet of natural gas equivalent (bcfe) reserves, which are comprised of 264 bcfe of proved reserves and 396 bcfe of probable and possible reserves. On the acquired properties, Chesapeake has identified 260 proved undeveloped and 480 probable and possible drilling locations.

After allocating $339 million of the $796 million purchase price to unproven assets, Chesapeake’s acquisition cost for the 264 bcfe of internally estimated proved reserves will be approximately $1.73 per thousand cubic feet of natural gas equivalent (mcfe). Based on the company’s projected development plan, which includes $909 million of anticipated future drilling and development costs, Chesapeake estimates that its all-in cost of acquiring and developing the 660 bcfe of total reserves will be $2.58 per mcfe.

anticipated future drilling and development costs, Chesapeake estimates that its all-in cost of acquiring and developing the 660 bcfe of total reserves will be $2.58 per mcfe.

Based on the current purchase price, the acquisitions are located 34% in the Barnett Shale, 34% in South Texas, 12% in the Permian Basin, 11% in the Mid-Continent and 9% in East Texas. Chesapeake’s Barnett Shale acreage now exceeds 73,000 net acres (95% of which is in Johnson County) on which it has drilled 54 wells to date and believes it can drill an additional 750-850 wells. On average, Chesapeake has developed 2.3 bcfe per well with its Barnett Shale wells to date. In the Barnett, Chesapeake currently operates 155 wells and has five rigs drilling new wells. The company intends to increase its Barnett Shale rig count to 10 rigs by mid-2006 and to 12-15 rigs by year-end 2006.

Pro forma for these acquisitions and our previously announced acquisition of Columbia Natural Resources, L.L.C., Chesapeake believes that its estimated proved oil and natural gas reserves as of September 30, 2005 will increase to approximately 7.6 trillion cubic feet of natural gas equivalent (tcfe) and its unproven reserves will increase to approximately 7.4 tcfe. The proved reserves associated with the acquisitions have a reserves-to-production index estimated at 13.4 years, are approximately 91% natural gas and have current lease operating expenses of approximately $0.59 per mcfe.

Chesapeake has hedged 100% of the 920 barrels of current daily oil production from the acquired properties at average NYMEX oil prices of $65.43, $65.56 and $63.94 per barrel for 2006, 2007 and 2008, respectively. In addition, the company has hedged 70%, 100% and 100%, respectively, of the 48,700 mmcf of current daily gas production from the acquired properties at average NYMEX gas prices of $9.48, $9.85 and $9.23 per mmbtu for 2006, 2007 and 2008, respectively. All of the oil and natural gas hedges are at prices well above those used by Chesapeake to evaluate the acquisitions.

Chesapeake has recently closed three of the transactions for approximately $486 million in cash and expects to close the remaining acquisitions by February 28, 2006. The pending acquisitions are subject to customary closing conditions and purchase price adjustments, but are not conditioned on the closing of any of the other transactions. Chesapeake intends to finance the acquisitions initially by using its bank credit facility and ultimately by issuing a balance of senior notes and equity securities during 2006 for any acquisition amounts that exceed the company’s cash flow less E&P capital expenditures. The company has attached as Schedule “A” to this press release its updated Outlook for 2006 and 2007 which replaces its previous Outlook dated December 6, 2005 (which is attached as Schedule “B” to this press release for investors’ convenience).

Chesapeake Also Agrees to Acquire 13 Drilling Rigs from Martex Drilling Company, L.L.P. for $150 Million

Through its wholly-owned subsidiary Nomac Drilling Corporation, Chesapeake has also recently agreed to acquire 13 drilling rigs and related assets from Martex Drilling Company, L.L.P., a privately-held drilling contractor with operations in East Texas and North Louisiana, for $150 million. Chesapeake is acquiring the rigs to accelerate its drilling activity in the Barnett Shale, Ark-La-Tex and Fayetteville Shale regions, areas where rigs are in especially short supply. With the ownership of more rigs, Chesapeake believes it can accelerate the conversion of its large inventory of proved undeveloped, probable and possible reserves in these areas into producing wells.

Chesapeake currently leases one of the 13 Martex rigs and an E&P affiliate of Martex, Camterra Resources, Inc. is leasing two of the 13 rigs through early 2008. The other 10 rigs are all subject to contracts of up to one year in length and as the existing rig contracts expire, Chesapeake anticipates using the rigs for its own account. With the addition of the 13 Martex rigs, Chesapeake anticipates owning approximately 60 drilling rigs by year-end 2006 and should therefore be able to meet approximately 60% of its drilling needs by year-end 2006 with its own rigs. The closing of the Martex acquisition is subject to purchase price adjustments and customary closing conditions, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The parties expect to file pre-merger notification forms with the Federal Trade Commission this week and will request early termination of the statutory 30-day waiting period.

Management Comment

Aubrey K. McClendon, Chesapeake’s Chief Executive Officer, commented, “We are pleased to announce these recent acquisitions for several reasons. First, they will add to our large and growing presence in the Barnett Shale, South Texas, Permian Basin, Mid-Continent and East Texas regions, all areas of strategic importance to Chesapeake. Second, these acquisitions have all of the attributes of successful previous Chesapeake transactions – acquisitions from private companies of low-cost, high-margin natural gas properties that have significant exploitation and exploration potential. We are confident that Chesapeake can deliver significant shareholder value from the acquired properties for years to come

In addition, the acquisition of Martex will create significant value for the company by enabling us to more quickly convert our extensive inventory of Barnett Shale, Ark-La-Tex and Fayetteville Shale drilling locations into producing assets. We also believe that by owning approximately 60 of our own rigs by year-end 2006, we can create even greater advantages for our company by partially hedging our exposure to any increases in drilling costs, by drilling our wells more efficiently, by competing even more effectively in the acquisitions market where significant future drilling is required and by meeting lease drilling deadlines with greater certainty. In doing so, we can potentially avoid possible expiration of our own leases and improve our ability to acquire other leases that might otherwise expire because of lack of drilling rig availability.”

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give our current expectations or forecasts of future events. They include the acquisitions announced in this press release and related financing plans, estimates of oil and gas reserves, expected oil and gas production and future expenses, projections of future oil and gas prices, planned capital expenditures for drilling, leasehold acquisitions and seismic data, and statements concerning anticipated cash flow and liquidity, business strategy and other plans and objectives for future operations. Disclosures concerning the fair value of derivative contracts and their estimated contribution to our future results of operations are based upon market information as of a specific date. These market prices are subject to significant volatility.

Factors that could cause actual results to differ materially from expected results are described under “Risk Factors” in our prospectus supplement dated December 8, 2005 filed with the Securities and Exchange Commission on December 12, 2005. They include the volatility of oil and gas prices; adverse effects our level of indebtedness and preferred stock could have on our operations and future growth; our ability to compete effectively against strong independent oil and gas companies and majors; the availability of capital on an economic basis to fund reserve replacement costs; uncertainties inherent in estimating quantities of oil and gas reserves and projecting future rates of production and the timing of development expenditures; our ability to replace reserves and sustain production; uncertainties in evaluating oil and gas reserves of acquired properties and associated potential liabilities; our ability to operate successfully in the Appalachian Basin and integrate newly acquired Columbia Natural Resources into our business; unsuccessful exploration and development drilling; declines in the values of our oil and gas properties resulting in ceiling test write-downs; lower prices realized on oil and gas sales and collateral required to secure hedging liabilities resulting from our commodity price risk management activities; and drilling and operating risks. We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release, and we undertake no obligation to update this information.

Our production forecasts are dependent upon many assumptions, including estimates of production decline rates from existing wells and the outcome of future drilling activity. Also, our internal estimates of reserves, particularly those in the properties recently acquired or proposed to be acquired where we may have limited review of data or experience with the reserves, may be subject to revision and may be different from estimates by our external reservoir engineers at year-end. Although we believe the expectations and forecasts reflected in these and other forward-looking statements are reasonable, we can give no assurance they will prove to have been correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.

The SEC has generally permitted oil and gas companies, in filings made with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use the terms “probable”, “possible” or “unproven” to describe volumes of reserves potentially recoverable through additional drilling or recovery techniques that the SEC’s guidelines may prohibit us from including in filings with the SEC. These estimates are by their nature more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of being actually realized by the company. While we believe our calculations of unproven drillsites and estimation of unproven reserves have been appropriately risked and are reasonable, such calculations and estimates have not been reviewed by third party engineers or appraisers.

The announcement of a proposed acquisition financing plan in this press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities nor shall there be any sale of securities in any state which offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state. The terms of any such offerings have not been decided.

Chesapeake Energy Corporation is the second largest independent producer of natural gas in the U.S. Headquartered in Oklahoma City, the company’s operations are focused on exploratory and developmental drilling and property acquisitions in the Mid-Continent, Permian Basin, South Texas, Texas Gulf Coast, Barnett Shale, Ark-La-Tex and Appalachian Basin regions of the United States. The company’s Internet address is www.chkenergy.com.

SCHEDULE “A”

CHESAPEAKE’S OUTLOOK AS OF JANUARY 17, 2006

Quarter Ending March 31, 2006; Year Ending December 31, 2006; Year Ending December 31, 2007.

We have adopted a policy of periodically providing investors with guidance on certain factors that affect our future financial performance. As of January 17, 2006, we are using the following key assumptions in our projections for the first quarter of 2006, the full-year 2006 and the full-year 2007.

The primary changes from our December 6, 2005 Outlook are in italicized bold in the table and are explained as follows:

1)	We have updated the projected effect of changes in our hedging positions since our December 6, 2005 Outlook.
2)	We have updated our expectations for future NYMEX oil and gas prices based on current market conditions in order to illustrate hedging effects only.
3)	We have included the effects of the financing completed in December 2005 as well as conversions of preferred stock to common stock since December 6, 2005.
4)	We have updated for operational and financial effects of the acquisitions and anticipated financing of these acquisitions as described in our press release dated January 17, 2006.
5)	We have shown our projections for the quarter ending March 31, 2006 for the first time.

	Quarter Ending 3/31/2006	Year Ending 12/31/2006	Year Ending 12/31/2007
Estimated Production:
Oil – Mbo	1,900	7,700	7,750
Gas – Bcf	121-131	530 – 540	572-582
Gas Equivalent – Bcfe	132 – 142	576 – 586	619-629
Daily gas equivalent midpoint –in Mmcfe	1,522	1,593	1,709
NYMEX Prices (for calculation of realized hedging effects only):
Oil - $/Bo	$56.67	$53.54	$50.00
Gas - $/Mcf	$9.48	$8.00	$7.00
Estimated Differentials to NYMEX Prices:
Oil - $/Bo	6-8%	6-8%	6-8%
Gas - $/Mcf	10-15%	8-12%	8-12%
Estimated Realized Hedging Effects (based on expected NYMEX prices above):
Oil - $/Bo	$2.00	$3.88	$1.45
Gas - $/Mcf	$1.51	$1.12	$0.87
Operating Costs per Mcfe of Projected Production:
Production expense	$0.75 – 0.80	$0.77 – 0.82	$0.80 – 0.85
Production taxes (generally 6.5% of O&G revenues) (a)	$0.52 – 0.56	$0.45 – 0.50	$0.40 – 0.45
General and administrative	$0.11 – 0.13	$0.11 – 0.13	$0.11 – 0.13
Stock-based compensation (non-cash)	$0.07 – 0.09	$0.08 – 0.10	$0.10 – 0.12
DD&A – oil and gas	$2.12 – 2.18	$2.15 – 2.20	$2.25 – 2.30
Depreciation of other assets	$0.10 – 0.12	$0.10 – 0.12	$0.11 – 0.13
Interest expense(b)	$0.52 – 0.57	$0.52 – 0.57	$0.53 – 0.58
Other Income and Expense per Mcfe:
Marketing and other income	$0.02 – 0.04	$0.02 – 0.04	$0.02 – 0.04

Book Tax Rate (≈ 95% deferred)	36.5%	36.5%	36.5%

Equivalent Shares Outstanding:
Basic	365 mm	366 mm	371 mm
Diluted	431 mm	432 mm	436 mm
Capital Expenditures:
Drilling, leasehold and seismic	$575 - 625 mm	$2,800 – 3,000 mm	$3,100-3,300 mm

(a)

Severance tax per mcfe is based on NYMEX prices of $57.50 per bo and natural gas prices ranging from $9.00 to $9.80 per mcf during Q1 2006, $53.00 per bo and $7.50 to $8.50 per mcf during calendar 2006 and $50.00 per bo and $6.65 to $7.65 per mcf during calendar 2007.

(b)	Does not include gains or losses on interest rate derivatives (SFAS 133).

Commodity Hedging Activities

The company utilizes hedging strategies to hedge the price of a portion of its future oil and gas production. These strategies include:

(i)

For swap instruments, we receive a fixed price for the hedged commodity and pay a floating market price, as defined in each instrument, to the counterparty. The fixed-price payment and the floating-price payment are netted, resulting in a net amount due to or from the counterparty.

(ii)

For cap-swaps, Chesapeake receives a fixed price and pays a floating market price. The fixed price received by Chesapeake includes a premium in exchange for a “cap” limiting the counterparty’s exposure. In other words, there is no limit to Chesapeake’s exposure but there is a limit to the downside exposure of the counterparty.

(iii)

Basis protection swaps are arrangements that guarantee a price differential of oil or gas from a specified delivery point. Chesapeake receives a payment from the counterparty if the price differential is greater than the stated terms of the contract and pays the counterparty if the price differential is less than the stated terms of the contract.

Commodity markets are volatile, and as a result, Chesapeake’s hedging activity is dynamic. As market conditions warrant, the company may elect to settle a hedging transaction prior to its scheduled maturity date and lock in the gain or loss on the transaction.

Chesapeake enters into oil and natural gas derivative transactions in order to mitigate a portion of its exposure to adverse market changes in oil and natural gas prices. Accordingly, associated gains or loses from the derivative transactions are reflected as adjustments to oil and gas sales. All realized gains and losses from oil and natural gas derivatives are included in oil and gas sales in the month of related production. Pursuant to SFAS 133, certain derivatives do not qualify for designation as cash flow hedges. Changes in the fair value of these non-qualifying derivatives that occur prior to their maturity (i.e. because of temporary fluctuations in value) are reported currently in the consolidated statement of operations as unrealized gains (losses) within oil and gas sales.

Following provisions of SFAS 133, changes in the fair value of derivative instruments designated as cash flow hedges, to the extent effective in offsetting cash flows attributable to hedged risk, are recorded in other comprehensive income until the hedged item is recognized in earnings. Any change in fair value resulting from ineffectiveness is recognized currently in oil and natural gas sales.

We have not reflected any of the derivative positions acquired from CNR in the following tables. We have recorded such positions at fair value in the purchase price allocation as a liability on the date of acquisition. Changes in fair value subsequent to the acquisition date for the derivative positions assumed will result in adjustments to our oil and gas revenues only upon cash settlement and only to the extent the cash settlement differs from the original liability recorded.

The company currently has in place the following natural gas swaps:

					% Hedged
	Open Swaps in Bcf’s	Avg. NYMEX Strike Price Of Open Swaps	Gain (Loss) from Locked Swaps	Avg. NYMEX Price Including Open & Locked Positions	Assuming Gas Production in Bcf’s of:	Open Swap Positions as a % of Estimated Total Gas Production
2006:
Q1	93.5	$10.81	-$0.09	$10.72	126.0	74%
Q2	75.5	$8.79	-$0.08	$8.71	132.0	57%
Q3	76.4	$8.79	-$0.07	$8.72	137.0	56%
Q4	64.7	$9.08	-$0.07	$9.01	140.0	46%
Total 2006(1)	310.1	$9.46	-$0.08	$9.38	535.0	58%

Total 2007	131.2	$9.81	-$0.09	$9.72	577.0	23%

Total 2008	78.7	$8.82	-	$8.82	604.0	13%

(1)	Certain hedging arrangements include swaps with knockout prices ranging from $3.75 to $5.50 covering 43.0 bcf in 2006.

Note: Not shown above are collars covering 0.2 bcf of production in 2006 at a weighted average floor and ceiling of $6.00 and $9.70 and call options covering 7.3 bcf of production in 2006 at a weighted average price of $12.50, 7.3 bcf of production in 2007 at a weighted average price of $12.50 and 7.3 bcf of production in 2008 at a weighed average price of $12.50.

The company has also entered into the following natural gas basis protection swaps:

	Volume in Bcf’s	NYMEX less*:	Assuming Gas Production in Bcf’s of:	% Hedged
2006	130.1	$0.32	535	24%
2007	137.2	0.33	577	24%
2008	118.6	0.27	604	20%
2009	86.6	0.29	634	14%
Totals	472.5	$0.30	2,350	20%

* weighted average

The company has entered into the following crude oil hedging arrangements:

			% Hedged
	Open Swaps in mbo’s	Avg. NYMEX Strike Price	Assuming Oil Production in mbo’s of:	Open Swap Positions as % of Total Estimated Production

2006:
Q1	1,109.5	$60.03	1,900.0	58%
Q2	1,153.0	$60.27	1,920.0	60%
Q3	1,104.0	$60.56	1,940.0	57%
Q4	1,058.0	$60.30	1,940.0	55%
Total 2006(1)	4,424.5	$60.29	7,700.0	57%
Total 2007	1,182.5	$59.79	7,750.0	15%
Total 2008	549.0	$63.94	7,800.0	7%

(1)	Certain hedging arrangements include swaps with knockout prices ranging from $40.00 to $42.00 covering 501.5 mbo in 2006.

SCHEDULE “B”

CHESAPEAKE’S PREVIOUS OUTLOOK AS OF DECEMBER 6, 2005

(PROVIDED FOR REFERENCE ONLY)

NOW SUPERSEDED BY OUTLOOK AS OF JANUARY 17, 2006

Quarter Ending December 31, 2005; Year Ending December 31, 2005; Year Ending December 31, 2006; Year Ending December 31, 2007.

We have adopted a policy of periodically providing investors with guidance on certain factors that affect our future financial performance. As of December 6, 2005, we are using the following key assumptions in our projections for the fourth quarter of 2005, the full-year 2005, the full-year 2006 and the full-year 2007.

The primary changes from our October 31, 2005 Outlook are in italicized bold in the table and are explained as follows:

1)	We have updated the projected effect of changes in our hedging positions since our October 31, 2005 Outlook.
2)	We have updated our expectations for future NYMEX oil and gas prices based on current market conditions in order to illustrate hedging effects only.
3)	We have included the effects of the financings completed in November 2005 as well as conversions of preferred stock to common stock since September 30, 2005.

	Quarter Ending 12/31/2005	Year Ending 12/31/2005	Year Ending 12/31/2006	Year Ending 12/31/2007
Estimated Production:
Oil – Mbo	1,950	7,650	7,700	7,750
Gas – Bcf	112-114	416 – 419	512 – 522	553-563
Gas Equivalent – Bcfe	124 – 126	462 – 465	558 – 568	599-609
Daily gas equivalent midpoint –in Mmcfe	1,359	1,270	1,543	1,655
NYMEX Prices (for calculation of realized hedging effects only):
Oil - $/Bo	$60.20	$56.60	$50.00	$50.00
Gas - $/Mcf	$13.00	$8.64	$7.00	$7.00
Estimated Differentials to NYMEX Prices:
Oil - $/Bo	6-8%	6-8%	6-8%	6-8%
Gas - $/Mcf	10-15%	8-12%	8-12%	8-12%
Estimated Realized Hedging Effects (based on expected NYMEX prices above):
Oil - $/Bo	- $2.85	-$4.31	$4.94	$0.35
Gas - $/Mcf	- $2.59	- $0.66	$1.53	$0.57
Operating Costs per Mcfe of Projected Production:
Production expense	$0.70 – 0.74	$0.68 – 0.72	$0.77 – 0.82	$0.80-0.85
Production taxes (generally 6.5% of O&G revenues) (a)	$0.60 – 0.64	$0.45 – 0.50	$0.40 – 0.45	$0.40-0.45
General and administrative	$0.10 – 0.12	$0.10 – 0.12	$0.11 – 0.13	$0.11-0.13
Stock-based compensation (non-cash)	$0.03 – 0.05	$0.03 – 0.05	$0.08 – 0.10	$0.10-0.12
DD&A – oil and gas	$2.05 – 2.10	$1.85 – 1.95	$2.15 – 2.20	$2.25-2.30
Depreciation of other assets	$0.10 – 0.12	$0.09 – 0.11	$0.10 – 0.12	$0.11-0.13
Interest expense(b)	$0.48 – 0.52	$0.45 – 0.49	$0.48 – 0.53	$0.50-0.55
Other Income and Expense per Mcfe:
Marketing and other income	$0.02 – 0.04	$0.02 – 0.04	$0.02 – 0.04	$0.02-0.04

Book Tax Rate (≈ 95% deferred)	36.5%	36.5%	36.5%	36.5%
Equivalent Shares Outstanding:
Basic	346 mm	322 mm	361 mm	365 mm
Diluted	406 mm	375 mm	427 mm	431 mm
Capital Expenditures:
Drilling, leasehold and seismic	$575 - 625 mm	$2,000 - 2,200 mm	$2,700 – 2,900 mm	$3,100-3,300 mm

(a)

Severance tax per mcfe is based on NYMEX prices of $60.00 per bo and natural gas prices ranging from $9.00 to $11.30 per mcf during Q4 2005, $60.00 per bo and natural gas prices ranging from $7.25 to $12.50 per mcf during calendar 2005, $50.00 per bo and $6.75 to $7.60 per mcf during calendar 2006 and 2007.

(b)	Does not include gains or losses on interest rate derivatives (SFAS 133).

Commodity Hedging Activities

The company utilizes hedging strategies to hedge the price of a portion of its future oil and gas production. These strategies include:

(i)

For swap instruments, we receive a fixed price for the hedged commodity and pay a floating market price, as defined in each instrument, to the counterparty. The fixed-price payment and the floating-price payment are netted, resulting in a net amount due to or from the counterparty.

(ii)

For cap-swaps, Chesapeake receives a fixed price and pays a floating market price. The fixed price received by Chesapeake includes a premium in exchange for a “cap” limiting the counterparty’s exposure. In other words, there is no limit to Chesapeake’s exposure but there is a limit to the downside exposure of the counterparty.

(iii)

Basis protection swaps are arrangements that guarantee a price differential of oil or gas from a specified delivery point. Chesapeake receives a payment from the counterparty if the price differential is greater than the stated terms of the contract and pays the counterparty if the price differential is less than the stated terms of the contract.

Commodity markets are volatile, and as a result, Chesapeake’s hedging activity is dynamic. As market conditions warrant, the company may elect to settle a hedging transaction prior to its scheduled maturity date and lock in the gain or loss on the transaction.

Chesapeake enters into oil and natural gas derivative transactions in order to mitigate a portion of its exposure to adverse market changes in oil and natural gas prices. Accordingly, associated gains or loses from the derivative transactions are reflected as adjustments to oil and gas sales. All realized gains and losses from oil and natural gas derivatives are included in oil and gas sales in the month of related production. Pursuant to SFAS 133, certain derivatives do not qualify for designation as cash flow hedges. Changes in the fair value of these non-qualifying derivatives that occur prior to their maturity (i.e. because of temporary fluctuations in value) are reported currently in the consolidated statement of operations as unrealized gains (losses) within oil and gas sales.

Following provisions of SFAS 133, changes in the fair value of derivative instruments designated as cash flow hedges, to the extent effective in offsetting cash flows attributable to hedged risk, are recorded in other comprehensive income until the hedged item is recognized in earnings. Any change in fair value resulting from ineffectiveness is recognized currently in oil and natural gas sales.

We have not reflected any of the derivative positions acquired from CNR in the following tables. We have recorded such positions at fair value in the purchase price allocation as a liability on the date of acquisition. Changes in fair value subsequent to the acquisition date for the derivative positions assumed will result in adjustments to our oil and gas revenues only upon cash settlement and only to the extent the cash settlement differs from the original liability recorded.

The company currently has in place the following natural gas swaps:

					% Hedged
	Open Swaps in Bcf’s	Avg. NYMEX Strike Price Of Open Swaps	Gain (Loss) from Locked Swaps	Avg. NYMEX Price Including Open & Locked Positions	Assuming Gas Production in Bcf’s of:	Open Swap Positions as a % of Estimated Total Gas Production
2005:
Q4 2005(1)	86.9	$$8.46	-$0.13	$$8.33	113.0	77%

2006:
Q1	84.0	$10.45	-$0.10	$10.35	122.0	69%
Q2	65.5	$8.55	-$0.09	$8.46	127.0	52%
Q3	66.2	$8.54	-$0.08	$8.46	132.0	50%
Q4	55.9	$8.77	-$0.09	$8.68	136.0	41%
Total 2006(1)	271.6	$9.18	-$0.09	$9.09	517.0	53%

Total 2007	71.0	$9.61	-$0.17	$9.44	558.0	13%

Total 2008	37.5	$8.56	-	$8.56	585.0	6%

(1)	Certain hedging arrangements include swaps with knockout prices ranging from $3.75 to $5.50 covering 20.1 bcf in 2005 and $3.75 to $5.50 covering 43.0 bcf in 2006.

Note: Not shown above are collars covering 1.4 bcf of production in 2005 at a weighted average floor and ceiling of $3.49 and $5.27 and 0.2 bcf of production in 2006 at a weighted average floor and ceiling of $6.00 and $9.70 and call options covering 1.8 bcf of production in 2005 at a weighted average price of $5.86, 7.3 bcf of production in 2006 at a weighted average price of $12.50, 7.3 bcf of production in 2007 at a weighted average price of $12.50 and 7.3 bcf of production in 2008 at a weighed average price of $12.50.

The company has also entered into the following natural gas basis protection swaps:

	Volume in Bcf’s	NYMEX less*:	Assuming Gas Production in Bcf’s of:	% Hedged
4th Quarter 2005	49.4	$0.27	113	44%
2006	130.1	0.32	517	25%
2007	137.2	0.33	558	25%
2008	118.6	0.27	585	20%
2009	86.6	0.29	615	14%
Totals	521.9	$0.30	2,388	22%

* weighted average

The company has entered into the following crude oil hedging arrangements:

			% Hedged
	Open Swaps in mbo’s	Avg. NYMEX Strike Price	Assuming Oil Production in mbo’s of:	Open Swap Positions as % of Total Estimated Production

2005:
Q4 2005(1)	1,073.5	$54.97	1,950.0	55%
2006:
Q1	1,035.0	$59.71	1,900.0	54%
Q2	1,016.5	$59.60	1,920.0	53%
Q3	966.0	$59.83	1,940.0	50%
Q4	920.0	$59.45	1,940.0	47%
Total 2006(1)	3,937.5	$59.65	7,700.0	51%
Total 2007	635.0	$54.29	7,750.0	8%

(1)	Certain hedging arrangements include swaps with knockout prices ranging from $26.00 to $42.00 covering 276 mbo in 2005 and $40.00 to $42.00 covering 501.5 mbo in 2006.